                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant / /
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12


                                 JEFFBANKS, INC.
-----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


 -----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:


       ----------------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies:


       ----------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


       ----------------------------------------------------------------------
    4) Proposed maximum aggregate value of transaction:


       ----------------------------------------------------------------------

    5) Total fee paid:


       ----------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    ___________________________________________________________________________
    2) Form, Schedule or Registration Statement No.:

    ___________________________________________________________________________
    3) Filing Party:

    ___________________________________________________________________________
    4) Date Filed:

    ___________________________________________________________________________

                                [JEFFBANKS LOGO]

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD MAY 22, 1997

   NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of JEFFBANKS, INC. (the "Company") will be held at its principal executive office located at 1609 Walnut Street, Philadelphia, Pennsylvania, on Thursday, May 22, 1997, at 10:00 a.m. (the "Meeting") for the following purposes:

    1. To elect three Class A Directors to serve until the expiration of their three-year terms and until their successors shall have been duly elected and qualified.

    2. To ratify the selection of Grant Thornton LLP as independent public auditors for the Company for the fiscal year ending December 31, 1997.

    3. To transact such other business as may properly come before the Meeting or any adjournment thereof.

   Only those shareholders who hold Common Stock of record at the close of business on April 3, 1997 are entitled to notice of and to vote at the Meeting or any adjournment thereof.

   Your attention is directed to the Proxy Statement accompanying this Notice for a more complete statement regarding matters proposed to be acted upon at the Meeting.

                                            By Order of the Board of
                                            Directors,

                                            [SIGNATURE]


                                            WILLIAM H. LAMB, Secretary
April 18, 1997.


ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE URGED TO VOTE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENVELOPE PROVIDED.

                                [JEFFBANKS LOGO]

                               1609 Walnut Street
                        Philadelphia, Pennsylvania 19103
                                     ------
                                 PROXY STATEMENT
                                     ------

                                     GENERAL


   This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of JeffBanks, Inc. (the "Company") to be voted at the Annual Meeting of Shareholders (the "Meeting") to be held at 1609 Walnut Street, Philadelphia, Pennsylvania 19103 on Thursday, May 22, 1997 at 10:00 a.m., or any adjournment thereof, pursuant to the foregoing Notice of Annual Meeting. This Proxy Statement and the accompanying Notice were mailed to shareholders of the Company on or about April 18, 1997.

SECURITIES ENTITLED TO VOTE

   The Board of Directors has determined that shareholders of record at the close of business on April 3, 1997 are entitled to notice of and to vote at the Meeting or any adjournment thereof. Only those persons holding of record shares of the Company's common stock, par value $1.00 per share ("Common Stock"), are entitled to notice of, and to vote at, the Meeting. There were 4,740,580 shares of Common Stock outstanding on the record date. Each holder of Common Stock is entitled to one vote for each share of stock held by him on all matters to be acted on at the Meeting.

SOLICITATION AND VOTING OF PROXIES

   Shares represented by the enclosed form of proxy (the "Proxy"), if properly signed and returned, will be voted in accordance with the specifications made thereon by the shareholder. Any Proxy not specifying to the contrary will be voted FOR (1) the election of the nominees for Class A Director named below and (2) the ratification of the selection of Grant Thornton LLP as independent public auditors for the Company for the fiscal year ending December 31, 1997. Execution and return of the enclosed Proxy will not affect a shareholder's right to attend the Meeting and vote in person after giving written notice of revocation of the Proxy to the Secretary of the Company. See "Revocability of Proxy."

   Votes cast by Proxy or in person at the Meeting will be counted by persons appointed by the Company to act as judges of election for the Meeting. The judges of election will treat shares represented by Proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and for purposes of determining the outcome of any matter submitted to the shareholders for a vote. Abstentions do not constitute a vote "for" or "against" any matter.

   The Company will bear the entire cost of solicitation, including preparation, assembly, printing and mailing of this Proxy Statement, the Proxy and any additional material furnished to shareholders. In addition to the use of the mails, certain Directors, officers and employees of the Company may solicit proxies personally, by telephone, telegraph and telecopier. No additional compensation will be paid for any such services. Arrangements will be made with brokerage houses, custodians, nominees and fiduciaries to forward proxy materials to the beneficial owners of Common Stock, and, upon request therefor, the Company will reimburse them for their reasonable forwarding expenses.

REVOCABILITY OF PROXY

   A Proxy may be revoked by the person giving the Proxy at any time prior to the close of voting. Prior to the Meeting, a Proxy may be revoked by filing with the Secretary of the Company a written revocation or a duly executed Proxy bearing a later date. During the Meeting, a Proxy may be revoked by filing a written revocation or a duly executed Proxy bearing a later date with the Secretary of the Meeting prior to the close of voting. Any shareholder of record may attend the Meeting and vote in person, whether or not a Proxy has previously been given.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth, as of April 3, 1997, information with respect to the beneficial ownership of Common Stock of (i) each Director, nominee for Director and executive officer of the Company, (ii) the Directors and executive officers as a group and (iii) each person known by the Company to own beneficially more than five percent of the Company's outstanding Common Stock. Unless otherwise indicated in footnotes to the table, each person listed has sole voting and dispositive power with respect to the securities owned by such person. The business address of the persons listed below is 1609 Walnut Street, Philadelphia, Pennsylvania 19103.


                                                  Number of Shares
                                                   and Nature of        Percent of
            Name               Title of Class   Beneficial Ownership     Class(1)
 ---------------------------   --------------   --------------------    ------------
Betsy Z. Cohen  ............  Common Stock             623,308((2)(3))     12.66%
Edward E. Cohen  ...........  Common Stock             623,308((2)(3))     12.66%
Robert J. Coleman  .........  Common Stock             131,701((4))         2.74%
John G. Hoopes  ............  Common Stock              72,291((5))         1.52%
Hersh Kozlov  ..............  Common Stock              30,370((6))          *
William H. Lamb  ...........  Common Stock             300,854((7))         6.34%
Arthur Makadon  ............  Common Stock               4,100((8))          *
P. Sherrill Neff  ..........  Common Stock               6,200((9))          *
James R. Sibel  ............  Common Stock              29,290((10))         *
Harmon S. Spolan  ..........  Common Stock             231,082((2)(11))     4.78%
William D. White  ..........  Common Stock               4,628((12))         *
Paul Frenkiel  .............  Common Stock              31,521((13))         *
All Directors and executive   Common Stock           1,424,954             27.58%
 officers as a group
  (12 persons)


------
* Less than 1%.

(1) Shares of Common Stock issuable pursuant to options or warrants are deemed outstanding for purposes of computing the percentage of the person or group holding such options but are not deemed outstanding for purposes of computing the percentage of any other person (except that the aggregate of the options held by Betsy Z. and Edward E. Cohen are included in the shares set forth as held by each individually). See Notes
    (2), (4), (5), (6), (7), (8), (9), (10), (11), (12) and (13), below, for information concerning outstanding options and warrants.

(2) The 623,308 shares of Common Stock owned by Betsy Z. and Edward E. Cohen consist of: 260,899 shares owned jointly; 3,523 shares held in a 401(k) plan for the benefit of Mrs. Cohen; 1,896 shares held in a 401(k) plan for the benefit of Mr. Cohen; 249 shares held in an individual retirement account ("IRA") for the benefit of Mrs. Cohen; 16,334 shares held in an IRA for the benefit of Mr. Cohen; 2,153 shares held by the Jefferson Bank Employee Stock Ownership Plan ("ESOP") for the benefit of Mrs. Cohen; 881 shares held by the ESOP for the benefit of Mr. Cohen; 8,653 shares held by Mrs. Cohen as custodian for the benefit of their children; 74,575 shares held by trustees for the benefit of their children; 9,415 shares held by Mr. Cohen as trustee for Mr. Spolan and his wife (Mr. Cohen disclaims beneficial ownership of such shares); and 55,314 shares held by Mr. and Mrs. Cohen as trustees of a charitable foundation (Mr. and Mrs. Cohen disclaim beneficial ownership of such shares). The share amount also includes 125,104 shares issuable to Mrs. Cohen upon the exercise of stock options and 57,750 shares issuable to Mr. Cohen upon the exercise of stock options.

(3) Includes 6,562 shares of Common Stock owned by Resource America, Inc., of which Mr. Cohen is Chairman. Mr. Cohen disclaims beneficial ownership of such shares.

(4) The 131,701 shares of Common Stock owned by Mr. Coleman consist of:
    63,901 shares held by Mr. Coleman directly and 67,800 issuable to Mr. Coleman pursuant to a warrant.

(5) The 72,291 shares of Common Stock owned by Mr. Hoopes consist of: 55,341 shares held by Mr. Hoopes directly and 16,950 shares issuable to Mr. Hoopes pursuant to a warrant.

(6) The 30,370 shares of Common Stock owned by Mr. Kozlov consist of: 11,412 shares held in an IRA for the benefit of Mr. Kozlov; 213 shares held by Mr. Kozlov as custodian for the benefit of his minor child; 13,801 shares held directly by Mr. Kozlov; 844 shares held in an IRA for the benefit of his wife; and 4,100 shares issuable to him upon the exercise of stock options.

(7) The 300,854 shares of Common Stock owned by Mr. Lamb consist of: 153,401 shares held by Mr. Lamb directly; 62,339 shares held jointly with his wife; 53,008 shares held by his wife; 6,056 shares held by Mr. Lamb as trustee for his children; 17,691 shares held by the Lamb, Windle & McErlane Money Purchase Pension Trust (of which Mr. Lamb is sole trustee); 4,259 shares held by Mrs. Lamb as trustee for her child; and 4,100 shares issuable to Mr. Lamb upon the exercise of stock options.

(8) The 4,100 shares of Common Stock owned by Mr. Makadon consist entirely of shares issuable to him upon the exercise of stock options.

(9) The 6,200 shares of Common Stock owned by Mr. Neff consist of: 2,100 shares held by Mr. Neff directly and 4,100 shares issuable to him upon the exercise of stock options.

(10) The 29,290 shares of Common Stock owned by Mr. Sibel consist of: 312 shares held by Mr. Sibel directly; 1,817 shares held in the ESOP for his account; 36 shares held in a 401(k) plan for the benefit of Mr. Sibel; and 27,125 shares issuable to Mr. Sibel upon the exercise of stock options.

(11) The 231,082 shares of Common Stock held by Mr. Spolan consist of: 86,205 shares owned jointly with his wife; 914 shares owned by Mr. Spolan directly; 9,415 shares held in a trust for Mr. and Mrs. Spolan of which Mr. Cohen is trustee; 3,238 shares held by the ESOP for the account of Mr. Spolan; 1,610 shares held in a 401(k) plan for the benefit of Mr. Spolan; 30,976 shares held by Mr. Spolan as trustee for the children of Mr. and Mrs. Cohen; 5,910 shares held by Mr. Spolan as trustee for himself and his wife; 460 shares held in a benefit plan for the benefit of Mr. Spolan; and 92,354 shares issuable to Mr. Spolan upon the exercise of stock options.

(12) The 4,628 shares of Common Stock held by Mr. White consist of: 528 shares held in a pension plan for the benefit of Mr. White and 4,100 shares issuable to Mr. White upon the exercise of stock options.

(13) The 31,521 shares of Common Stock held by Mr. Frenkiel consist of: 5,663 shares held directly by Mr. Frenkiel; 2,304 shares held in an IRA for the benefit of Mr. Frenkiel; 558 shares held by the ESOP for the account of Mr. Frenkiel; 3,199 shares held in a 401(k) plan for the benefit of Mr. Frenkiel; 2,197 shares held by Mr. Frenkiel as custodian for his child; and 17,600 shares issuable to Mr. Frenkiel upon the exercise of stock options.

                           1. ELECTION OF DIRECTORS

   The Board of Directors is divided into three classes with Directors in each class serving three-year terms. The term of Directors in Class A expire at the Meeting. The Nominating Committee of the Board of Directors has nominated Edward E. Cohen, James R. Sibel and P. Sherrill Neff as Directors in Class A. Should any nominee become unable or refuse to accept nomination for election as a Director in Class A, it is intended that the persons acting as proxies will vote for the election of such other person as the Nominating Committee of the Board of Directors may recommend. The Board of Directors knows of no reason why any of the nominees might be unable or refuse to accept election. During 1996, the Board of Directors held 7 meetings. In 1996, all of the Directors attended at least 75% of the aggregate of meetings of the Board of Directors of the Company and the committees (described below) on which they served during the period they were Directors and members of such committees.


   Set forth below are the names, ages and principal occupations during the past five years of the nominees for election as Directors, the continuing members of the Board of Directors and the executive officers of the Company.

   The nominees for Class A Directors receiving a plurality of the votes cast at the Meeting will be elected.

                                     Served as          Principal Occupation for Past Five
                                     a Director          Years and Position Held with the
           Name              Age       Since              Company or Its Subsidiary Banks
 ------------------------   -----   ------------    --------------------------------------------
NOMINEES FOR ELECTION AS
CLASS A DIRECTORS

Edward E. Cohen((1)(3)(5))   58         1981       Edward E. Cohen has been a Director of the Company
                                                   and its subsidiary banks, Jefferson Bank and
                                                   Jefferson Bank of New Jersey ("Jefferson NJ")
                                                   since 1981, 1976 and 1988, respectively, and
                                                   presently serves as Chairman of the Company's
                                                   Executive Committee. Mr. Cohen is Chairman of
                                                   the Board of Directors and a principal stockholder
                                                   of Resource America, Inc., a publicly-held
                                                   specialty finance company. Until April 1996, Mr.
                                                   Cohen was of counsel to Ledgewood Law Firm, P.C.,
                                                   a Philadelphia law firm which provides legal
                                                   services to the Company, Jefferson Bank and
                                                   Jefferson NJ. Mr. Cohen is married to Betsy Z.
                                                   Cohen, referred to below.

James R. Sibel((1)(5))  .    53         1989       James R. Sibel has served as Executive Vice
                                                   President, Chief Credit Officer and a Director
                                                   of the Company since 1989. Mr. Sibel has been
                                                   the Executive Vice President, Chief Credit Officer
                                                   and a Director of Jefferson Bank since 1987.

                                     Served as          Principal Occupation for Past Five
                                     a Director          Years and Position Held with the
           Name              Age       Since              Company or Its Subsidiary Banks
 ------------------------   -----   ------------    --------------------------------------------
P. Sherrill
Neff((2)(4)(5))  ........    45           1994     P. Sherrill Neff became a Director of the Company
                                                   in 1994. Mr. Neff is President, Chief Financial
                                                   Officer and a Director of Neose Technologies,
                                                   Inc., a biotechnology firm based in Horsham,
                                                   Pennsylvania. From February 1993 to December 1994,
                                                   Mr. Neff was Senior Vice President, Corporate
                                                   Development, of U.S. Healthcare, Inc., a national
                                                   managed health care company headquartered in Blue
                                                   Bell, Pennsylvania. Prior thereto, Mr. Neff was
                                                   a Managing Director in the Investment Banking
                                                   Division of Alex. Brown & Sons Incorporated,
                                                   Baltimore, Maryland.
CLASS B DIRECTORS

Harmon S. Spolan((1)(5)) .   61         1981       Harmon S. Spolan has been President, Chief
                                                   Operating Officer and a Director of the Company
                                                   since 1981 and has been President, Chief Operating
                                                   Officer and a Director of Jefferson Bank since
                                                   1978. Mr. Spolan is also Vice Chairman and a Director
                                                   of Jefferson NJ. Mr. Spolan is admitted to practice
                                                   law as a member of the Pennsylvania bar.

Hersh Kozlov((3)(4)(5)) .    49         1994       Hersh Kozlov became a Director of the Company
                                                   in 1994 and has been a Director of Jefferson NJ
                                                   since 1988. Mr. Kozlov has been a senior member
                                                   of the Cherry Hill, New Jersey law firm of Kozlov,
                                                   Seaton, Romanini, Brooks & Greenberg, since 1980.

Arthur Makadon((4)(5))  .    54         1995       Arthur Makadon became a Director of the Company
                                                   in 1995. Mr. Makadon is a senior partner at the
                                                   Philadelphia law firm of Ballard Spahr Andrews
                                                   & Ingersoll, with which he has been affiliated
                                                   since 1975.

John G. Hoopes((5))  ....    51         1997       John G. Hoopes became a Director of the Company
                                                   in 1997. From 1988 to January 1997, Mr. Hoopes
                                                   was Chairman of the Board of Directors and a Director
                                                   of United Valley Bancorp, Inc. and its wholly-
                                                   owned banking subsidiary, United Valley Bank.
                                                   Mr. Hoopes is the Chairman of DVF Financial,
                                                   Inc., an investment firm located in
                                                   Wayne, Pennsylvania.

                                     Served as          Principal Occupation for Past Five
                                     a Director          Years and Position Held with the
           Name              Age       Since              Company or Its Subsidiary Banks
 ------------------------   -----   ------------    --------------------------------------------
CLASS C DIRECTORS

Betsy Z. Cohen((1)(5))  .    55         1981       Betsy Z. Cohen has served as Chairman of the Board
                                                   of Directors, Chief Executive Officer and a
                                                   Director of the Company since 1981, as Chairman
                                                   of the Board of Directors, Chief Executive Officer
                                                   and a Director of Jefferson Bank since 1974 and
                                                   as Chairman of the Board of Directors and a Director
                                                   of Jefferson NJ since 1988. Mrs. Cohen is also
                                                   a Director of Life Technologies, Inc. and Aetna
                                                   US Healthcare. Mrs. Cohen is married to Edward
                                                   E. Cohen, referred to above.

William H. Lamb((1)(4)(5))   57         1981       William H. Lamb has served as Secretary and a
                                                   Director of the Company and Jefferson Bank since
                                                   1981 and 1974, respectively. Mr. Lamb has been
                                                   a senior member of the Chester County, Pennsylvania
                                                   law firm of Lamb, Windle & McErlane, P.C. since
                                                   1970.

William D.
White((2)(3)(5))  .......    63         1994       William D. White became a Director of the Company
                                                   in 1994. From 1989 to 1994, Mr. White, who is
                                                   now retired, was the President of the National
                                                   League of Professional Baseball Clubs. Mr. White
                                                   is a Director and/or trustee of investment
                                                   companies for which Mitchell Hutchins Asset
                                                   Management Inc. serves as investment advisor.

Robert J. Coleman((5))  .    58         1997       Robert J. Coleman became a Director of the Company
                                                   in 1997. From 1988 to January 1997, Mr. Coleman
                                                   was a Director of United Valley Bancorp, Inc.
                                                   and its wholly-owned banking subsidiary, United
                                                   Valley Bank. Mr. Coleman is the Chairman of the
                                                   Executive Committee of the regional law firm of
                                                   Marshall, Dennehey, Warner, Coleman & Goggin.
                                                   Mr. Coleman is also a Director of the Hero
                                                   Scholarship Fund of Delaware County and the
                                                   Insurance Society of Philadelphia.


------
(1) Member of the 1996 Executive Committee. The Executive Committee, which serves at the pleasure of the Board of Directors, has the authority to take action between meetings of the Board of Directors. During 1996, the Executive Committee held five meetings.

(2) Member of the 1996 Audit Committee. The Audit Committee, which serves at the pleasure of the Board of Directors, selects the independent auditors, reviews the scope and results of the audit and reviews the adequacy of the Company's accounting, financial and operating controls. During 1996, the Audit Committee held four meetings.

(3) Member of the 1996 Nominating Committee. The Nominating Committee, which serves at the pleasure of the Board of Directors, recommends nominees for election to the Board of Directors. The Nominating Committee will consider recommendations of security holders in proposing nominees for election to the Board of Directors at the 1998 Annual Meeting of Shareholders, provided that such recommendations are received by the Company at its executive offices not later than December 19, 1997. During 1996, the Nominating Committee held two meetings.

(4) Member of the 1996 Compensation Committee. The Compensation Committee serves at the pleasure of the Board of Directors. The Compensation Committee establishes compensation for senior executive officers of the Company (Mrs. Cohen and Messrs. Cohen, Sibel and Spolan) and recommends appropriate compensation levels to the Boards of Directors of the Company's subsidiary banks for their senior executive officers. During 1996, the Compensation Committee held four meetings.

(5) For 1997, committee assignments are as follows: Executive Committee - Mrs. Cohen and Messrs. Cohen, Spolan, Sibel and Lamb; Audit Committee - Messrs. Neff, Hoopes and White; Nominating Committee - Messrs. Cohen, Kozlov, Coleman and White; Compensation Committee - Messrs. Lamb, Kozlov, Makadon and Neff.

DIRECTORS' FEES

   Each Director of the Company who is not an employee of the Company or its subsidiary banks is paid a fee of $6,000 per year plus $500 for each meeting of the Board of Directors attended and $300 for each committee meeting attended. Directors are also eligible to participate in the Company's Key Employee Stock Option Plan and the 1996 Stock Option Plan subject to the conditions thereof.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

   Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers, Directors, and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish the Company with copies of all such reports.

   Based solely on its review of the reports received by it, or written representations from certain reporting persons that no filings were required for those persons, the Company believes that, during the fiscal year ended December 31, 1996, its officers, Directors and greater than ten percent shareholders complied with all applicable filing requirements except that one report on Form 4 was filed late by each of Messrs. Makadon, Kozlov, White, Lamb and Neff due to a delay by the Company in delivering to them certain stock option grants reported therein.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION OF NAMED EXECUTIVES

   The following table sets forth the cash compensation and certain other components of compensation paid during 1994, 1995 and 1996 for the Company's Chief Executive Officer and the other executive officers of the Company whose salary plus bonus exceeded $100,000 for the fiscal year ended December 31, 1996. The table includes compensation paid by the Company, Jefferson Bank and Jefferson NJ to the individuals listed. Compensation to the Company's executive officers and Directors is allocated among the Company and its subsidiary banks based upon the relative amount of time spent by such persons on the affairs of the Company and the subsidiary banks; the subsidiary banks further allocate between themselves the compensation of persons employed by both based upon their relative amount of total assets and the amount of time spent on the affairs of each subsidiary bank.

                          SUMMARY COMPENSATION TABLE


                                                                               LONG-TERM COMPENSATION
                                                                   --------------------------------------------
                                      ANNUAL COMPENSATION                     Awards                 Payouts
                            -------------------------------------  -----------------------------    -----------
                                                                                     Options,       Long-Term
                                                         Other      Restricted        Stock         Incentive
    Name and Principal                                  Annual        Stock        Appreciation        Plan            All Other
         Position            Year   Salary    Bonus  Compensation  Awards(1)(2)       Rights         Payments       Compensation(3)
 ------------------------   ----- --------- -------- ------------  ------------   --------------    -----------     ---------------
Betsy Z. Cohen  .........    1996  $310,000 $125,000       0          $2,807            0               0               $2,000
 Director, Chairman and      1995   285,000   75,000       0           1,765            0               0                2,000
 Chief Executive Officer     1994   285,000   15,000       0           2,698            0               0                2,000

Harmon S. Spolan  .......    1996   290,000   25,000       0           4,172            0               0                  750
 Director and Chief          1995   280,000   15,011       0           2,807            0               0                  750
 Operating Officer           1994   280,000   15,000       0           5,428            0               0                  750

Edward E. Cohen  ........    1996   175,000        0       0           3,776            0               0                    0
 Director and Chairman       1995   175,000        0       0           1,042            0               0                    0
 of Executive Committee      1994   175,000        0       0           1,817            0               0                2,000

James R. Sibel  .........    1996   175,000   15,000       0           4,172            0               0                  360
 Director, Executive Vice    1995   165,000   26,725       0           2,808            0               0                  360
 President and Chief Credit  1994   165,000   10,000       0           2,802            0               0                  360
  Officer

------
(1) Represents the dollar value of shares estimated to be allocated to the accounts of Mrs. Cohen and Messrs. Spolan, Cohen and Sibel under the ESOP for 1996.

(2) The total number of shares held in the ESOP (including estimated share allocation for 1996) for the benefit of Mrs. Cohen and Messrs. Spolan, Cohen and Sibel, and their aggregate market value as of December 31, 1996 are as follows: Mrs. Cohen - 2,153 shares, $58,131; Mr. Spolan - 3,238 shares, $87,426; Mr. Cohen - 881 shares, $23,787; and Mr. Sibel - 1,817 shares, $49,059. The Company pays dividends on the shares of Common Stock held in the ESOP as and when declared by the Board of Directors. The market value used for purposes of this table is the closing price per share of the Company's Common Stock as of such date ($27.00 per share).

(3) Represents the dollar value of shares contributed by the Company to the Company's Cash or Deferred Savings Plan (the "401(k) Plan"). The value used for purposes of this table is the closing price per share of the Company's Common Stock as of December 31, 1996 ($27.00 per share).

OPTION GRANTS AND EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUES

   The Company granted no new options to Directors and executive officers during 1996. The following table sets forth the aggregated option exercises during 1996, the number of unexercised options (adjusted for the 5% stock dividend declared during 1996) and the value thereof on December 31, 1996 by the executive officers and Directors listed in the Summary Compensation Table.

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                   AND FISCAL YEAR END OPTION VALUES TABLE

                                                                    Value of
                                                  Number of        Unexercised
                                                 Unexercised      In-the-Money
                                                  Options at       Options at
                       Shares                    December 31,     December 31,
                      Acquired                       1996             1996
                         on         Value        Exercisable/     Exercisable/
Name                  Exercise     Realized     Unexercisable     Unexercisable
 -----------------   ----------   ----------    ---------------   --------------
Betsy Z. Cohen  ..       0            $0          115,104/0       $1,140,030 (1)
Harmon S. Spolan         0             0           88,854/0          920,055 (1)
Edward E. Cohen  .       0             0           57,750/0          556,658 (1)
James R. Sibel  ..       0             0           23,625/0          195,983 (1)
------
(1) Calculated as the difference between market value (closing sale price) per share of Common Stock as of December 31, 1996 ($27.00 per share) and the option prices per share.

EMPLOYMENT AGREEMENT

   The Company has entered into an employment agreement with Betsy Z. Cohen, effective as of January 1, 1997, pursuant to which Mrs. Cohen serves as the Chairman of the Board of Directors and Chief Executive Officer. Under the agreement, Mrs. Cohen will receive base compensation of $475,000 per year, which may be increased by the Compensation Committee of the Board of Directors based upon its evaluation of Mrs. Cohen's performance. Mrs. Cohen is eligible to receive incentive bonuses and stock option grants in amounts to be determined by the Compensation Committee and to participate in all employee benefit plans in effect during her period of employment. The Company has also established a Supplemental Employment Retirement Plan ("SERP") for Mrs. Cohen's benefit which will pay to Mrs. Cohen, upon the later of her actual retirement or her reaching Retirement Age (defined as age 65), a monthly retirement benefit equal to one-twelfth of the product of (i) 2 1/4 % multiplied by (ii) the number of years that she shall have been employed by the Company, or its affiliates, multiplied by (iii) her Average Compensation (defined as the average of the compensation received by Mrs. Cohen in the three most highly compensated years during the previous eight years of employment). The agreement requires Mrs. Cohen to devote as much of her business time to the Company as is necessary to the fulfillment of her duties, although it permits her to have outside business interests. The Company will also pay the cost of premiums for a second-to-die insurance policy on the life of Mrs. Cohen and her husband, Edward E. Cohen, in a face amount not less than $2,500,000.

   The agreement has a term of three years which is automatically extended so that, on any day on which the agreement is in effect, it shall have a then-current three year term. The Company may elect to cease the automatic extension of the Agreement by providing Mrs. Cohen notice thereof. The agreement may be sooner terminated in the event of Mrs. Cohen's disability extending for more than 240 days, death or retirement. Mrs. Cohen also has the right to terminate the agreement upon a change in control of the Company (as described below), and for cause. Otherwise, Mrs. Cohen may terminate the agreement upon 90 days' notice.

   The agreement provides the following termination benefits: (i) upon termination due to death, Mrs. Cohen's estate will receive an amount equal to three times Average Compensation (payable over 36 months); (ii) upon termination due to disability, Mrs. Cohen will receive a monthly benefit equal to one-twelfth of the product of (a) Average Compensation and (b) 75%, which will terminate upon the commencement of retirement benefits; (iii) upon termination by Mrs. Cohen for cause, by the Company without cause, or upon a change in control, Mrs. Cohen will receive an amount equal to three times Average Compensation plus continuation of life, health, accident and disability insurance benefits for a period of 36 months; and (iv) upon termination by the Company for cause, Mrs. Cohen will receive her SERP benefits. In the event that any amounts payable to Mrs. Cohen pursuant to items (i) through (iv), above ("Total Benefits"), become subject to any excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, the Company is required to pay Mrs. Cohen an additional sum such that the net amounts retained by Mrs. Cohen, after payment of excise, income and withholding taxes, shall equal Total Benefits. Upon any termination of Mrs. Cohen's employment, any options to purchase securities of the Company that had not previously vested will automatically vest on the later of the effective date of her termination or six months after the date such option was granted.

   For the purpose of Mrs. Cohen's employment agreement, the term "change in control" means the occurrence of any of the following: (i) beneficial ownership of 25% or more of the voting securities of the Company being held by any person, entity or group, excluding employee benefit plans of the Company and any person, entity or group holding such combined voting powers on January 1, 1997; (ii) approval by the shareholders of (or, in the event no approval is required, the Company consummates) a merger, consolidation, share exchange, division or other reorganization of the Company (a "Fundamental Transaction"), other than a Fundamental Transaction that would result in the voting securities of the Company outstanding immediately prior to such Fundamental Transaction continuing to represent at least 60% of the combined voting power of (a) in case the Company is the surviving entity, the Company's outstanding securities immediately after such Fundamental Transaction, (b) the surviving entity's outstanding securities; or (c) in the case of a division, the outstanding securities of each entity resulting from the division; (iii) the approval by the shareholders of a plan of liquidation or winding-up of the Company or an agreement to sell all or substantially all of the Company's assets; or (iv) during any 24 consecutive months, individuals who at the beginning of such period constituted the Board of Directors of the Company no longer constituting at least a majority of the Board of Directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   During 1996, Messrs. Lamb, Kozlov, Makadon and Neff served as members of the Company's compensation committee. Messrs. Lamb, Kozlov, Makadon and Neff are neither officers nor employees of the Company or its subsidiary banks and are not members of any Board of Directors (other than of the Company or a subsidiary bank) which has as a member an officer, employee or Director of the Company.

CERTAIN TRANSACTIONS

   Directors and officers of the Company, and certain business organizations and individuals associated with them, have been customers of and have had normal banking transactions with Jefferson Bank and Jefferson NJ. As of December 31, 1996, Jefferson Bank and Jefferson NJ had loans outstanding to Directors and officers and certain business organizations and individuals associated with them totalling $15,946,000 on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties. The aggregate outstanding balance of loans to Directors, officers and their affiliates made by Jefferson Bank represented 21% of its shareholders' equity at December 31, 1996, while such loans made by Jefferson NJ represented 16% of its shareholders' equity at such date. In the aggregate, such loans were 20% of the Company's shareholders' equity at December 31, 1996. These loans do not, in management's opinion, represent a greater than normal risk of collectability or present any other unfavorable features.

   The Pennsylvania banking laws prohibit state-chartered banks from owning property (fixed assets) having a total book value in excess of 25% of the aggregate of capital, surplus, undivided profits and capital securities of such bank. In light of this restriction, Jefferson Bank and Jefferson NJ have determined to rent, rather than own, their branches and Jefferson Bank's executive office. In the case of the three leases between Jefferson Bank and related parties and the one lease between Jefferson NJ and a related party, described below, management believes that the rental paid for each of these offices is comparable to, or lower than, the rental which would have been required by unrelated parties in similar commercial transactions for similar locations.

   Jefferson Bank's executive offices occupy a portion (1,800 square feet) of the first floor of a high rise condominium building located on Rittenhouse Square in Philadelphia. Jefferson Bank rents the premises from Jefferson Associates, a Pennsylvania limited partnership comprised principally of persons related to the Company and Jefferson Bank as officers, Directors or legal counsel. Messrs. Cohen and Spolan are limited partners of Jefferson Associates. The rent for the year ended December 31, 1996 was $21,468. Jefferson Bank is responsible for payment of its proportionate share of taxes, utilities, insurance and condominium fees. The premises were rented under a lease which expired in 1991, and Jefferson Bank is currently occupying the premises on a year-to-year basis.

   Jefferson Bank leases facilities at 1607-1609 Walnut Street from Jefferson Associates II. Jefferson Associates II is a Pennsylvania limited partnership, the partners of which are also comprised principally of persons related to the Company and Jefferson Bank as officers, Directors or legal counsel. Messrs. Cohen and Spolan, and Patricia K. Lamb, the wife of Mr. Lamb, are limited partners of Jefferson Associates II. A lease was executed in December 1985 and amended effective April 1988 to include the 1609 Walnut Street space. As amended, the lease provides for a twenty-year term, with a five year renewal option, at an annual gross rental base of $152,216. The lease provides for yearly escalations based upon increases in the cost of living, with a minimum increase of 3% and a maximum increase of 7% in any such year. In addition, under the terms of the lease, Jefferson Bank is responsible for payment of taxes, utilities and insurance on the building.

   Jefferson Bank has also leased premises for its Manayunk branch office from Canal House Historic Associates, a Pennsylvania limited partnership which may be deemed to be an affiliate of Mr. Cohen. The lease provided for a five-year term (which commenced in May 1990) with three five-year renewal options, covering 2,426 square feet of space. Jefferson Bank exercised the first of its renewal options, effective May 1995, at an annual base rent of $46,095. During the second and third renewal terms, base rent is the prevailing market rent, provided that the minimum annual rent payable during the second renewal term is $48,250 and during the third renewal term is $53,372. The maximum annual rent in any renewal period cannot exceed 120% of the rent paid at the expiration of the prior period.

   Jefferson NJ has leased premises for its Haddon Heights branch office from Jefferson Associates NJ, L.P., a New Jersey limited partnership comprised of Directors of Jefferson NJ. Mrs. Cohen and Messrs. Cohen and Spolan are limited partners of the partnership. The lease provides for a term expiring March 1, 2001 at an annual rental of $116,400 and a five-year option period at an annual rental of $116,400 as adjusted by the cost of living index increase since 1991 (lease inception) with a maximum increase of 15%.

   Ledgewood Law Firm, P.C., a law firm to which Mr. Cohen was of counsel until April 1996, provides legal services to the Company and its subsidiary banks. During 1996, such firm received $606,000 in connection with services rendered to the Company and its subsidiary banks (a portion of which related to acquisitions and capital offerings made by Jefferson Bank), excluding amounts paid directly by the bank's borrowers.

           COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

   The executive compensation program of the Company is administered by the Compensation Committee, which is composed of four independent, non-employee Directors (Messrs. Lamb, Kozlov, Makadon and Neff). The function of the Compensation Committee is to review general compensation policies, to establish the compensation for the senior executive officers of the Company (Mrs. Cohen and Messrs. Cohen, Sibel and Spolan) and to recommend appropriate compensation levels for senior officers of the Company's subsidiary banks.

OVERALL POLICY

   The Board of Directors and the Compensation Committee subscribe to The Business Roundtable's statement of principles in considering executive compensation: "Executive compensation and share ownership programs should be designed to attract, motivate, reward and retain the management talent required to achieve corporate objectives and increase shareholder value." Compensation decisions for all executive officers, including the Company's Chief Executive Officer, Mrs. Cohen, are based on the same criteria, consisting primarily of a consideration of the Company's overall general performance, its performance relative to its competitors and peer group institutions, and the performance of particular areas of the Company's operations for which the executive is responsible. In establishing compensation for its executive officers, the Company seeks to:

   1. link rewards to results of operations and shareholder returns;

   2. encourage the creation of shareholder value and achievement of strategic objectives;

   3. attract and retain, on a long-term basis, highly qualified executive personnel; and

   4. provide a total compensation program that is competitive with the Company's competitors and linked to individual responsibility and performance.

KEY ELEMENTS

   The Company's compensation program consists of three components: base salary, short-term incentives and long-term incentives.

   Base Salary

   Base salaries for executive officers are substantially dependent upon salaries paid for comparable positions by the Company's competitors. The responsibilities undertaken and the competence with which these responsibilities are carried out by the particular executive officer are taken into account. In determining the level of any year-to-year salary increase for a particular executive, the general overall performance of the Company and the person's contribution thereto are also taken into account, although the Compensation Committee has not applied arithmetic guidelines in so doing. In addition, the Compensation Committee will consider whether a particular aspect of the Company's operations (as, for example, asset quality) under the direct supervision and control of an officer has achieved significant improvement (or experienced deterioration) irrespective of the Company's overall performance.

   Bonus

   Bonus compensation is a short-term incentive program, discretionary with the Compensation Committee, which makes cash awards based upon what the Compensation Committee determines to be outstanding performance in achieving particular strategic goals of the Company as well as the overall performance of the Company. Historically, bonus compensation had only rarely been awarded to senior executives, as it was preferred to reflect an executive's performance in his or her salary. Commencing in 1994, however, the Compensation Committee modified the Company's policy and placed more emphasis on bonus compensation as an appropriate method of recognizing short-term performance or achievements by the Company's senior executives. Bonus determinations are made on a case-by-case basis and, accordingly, are not the result of the application of a particular formula. For 1996, bonus compensation for senior executives was set at an average of slightly less than 18% of 1995 compensation, reflecting the Company's improved performance, including increased income, improved operating ratios, loan growth and the expansion of the Company through new branch openings and acquisitions.

   Long-Term Incentives

   As with bonus compensation, long-term incentive compensation is based on contributions to the Company's performance. These programs are designed not only to develop and maintain strong management but also to align the interests of executives with the enhancement of shareholder value. The Company's Key Employee Stock Option Plan, the 1996 Stock Option Plan, the ESOP and the Jefferson Bank Cash or Deferred Savings (401K) Plan are used to motivate key employees and executive officers to achieve long-term results beneficial to shareholders since the value of awards under such programs are directly linked to the value of the Company's Common Stock. As with bonus compensation, long-term incentive compensation is awarded on a case-by-case basis and, for 1996, reflected the longer-term growth, since 1991, in the Company's net income, loans, non-interest income, return on assets, return on equity and the improvement since that date in the Company's asset quality.

1996 COMPENSATION OF CHIEF EXECUTIVE OFFICER

   In general, the compensation of Betsy Z. Cohen, the Company's Chief Executive Officer, is determined in the same manner as that of other senior executives, as described above. For 1996, the Compensation Committee determined to recommend, and the Board approved, a base salary for Mrs. Cohen of $310,000. The Committee also approved, in 1996, $125,000 in bonus compensation relating to 1995. In making its recommendations, the Compensation Committee considered the following:

   The continued increase in fully diluted per share earnings of the Company.

   The five-year growth of non-interest income.

   The five-year growth of the Company's total assets.

   The five-year growth of the Company's return on average assets.

   The substantial increase in the Company's return on average common equity over a five year period.

   The substantial improvements in the Company's asset quality.

   The Company's successful acquisitions of new branches and other banks.

                         1996 Compensation Committee
                               William H. Lamb
                                 Hersh Kozlov
                                Arthur Makadon
                               P. Sherrill Neff

SHARE INVESTMENT PERFORMANCE

   The following graph compares the change in the cumulative total shareholder return on the Company's Common Stock from November 12, 1993 (inception of trading) to December 31, 1996, with the performance of the Nasdaq Broad Market Index and the performance of the Nasdaq Banking Index for the same period. The Company's shares are traded on the Nasdaq National Market under the symbol "JEFF." The total return indices reflect reinvestment of dividends.



     225|----------------------------------------------------------------|
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        |                                                                |
  D     |                                                #               |
  O  125|------------------------------------------------*---------------|
  L     |                                                                |
  L     |                &                                               |
  A  100|*&#-------------#--------------*&#------------------------------|
  R     |                                                                |
  S     |                *                                               |
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        |                                                                |
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      50|----------------------------------------------------------------|
        |                                                                |
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      25|----------------------------------------------------------------|
        |                                                                |
        |                                                                |
       0|----------------|---------------|---------------|---------------|
      11/12/93         12/93           12/94           12/95           12/96


     *=JEFFBANKS, INC.     &=NASDAQ BANKING INDEX     #=NASDAQ MARKET INDEX

                     ----------FISCAL YEAR ENDING----------

COMPANY                  1993      1993      1994      1995      1996

JEFFBANKS INC            100.00     82.67    103.71    127.14    162.42
PEER GROUP               100.00    103.14    102.77    153.11    202.31
BROAD MARKET             100.00     98.64    103.56    134.33    166.92

THE PEER GROUP CHOSEN WAS:
NASDAQ BANKING INDEX

THE BROAD MARKET INDEX CHOSEN WAS:
NASDAQ MARKET INDEX

                FROM INCEPTION OF TRADING THROUGH DEC. 31, 1996

                     ASSUMES $100 INVESTED ON NOV. 12, 1993
                          ASSUMES DIVIDEND REINVESTED
                        FISCAL YEAR ENDING DEC. 31, 1996

                         2. RATIFICATION OF AUDITORS


   The Board of Directors recommends that the shareholders ratify the selection of Grant Thornton LLP, independent certified public accountants, to audit the financial statements of the Company for the fiscal year ending December 31, 1997. A plurality of the votes cast at the Meeting is required for ratification.

   Representatives of Grant Thornton LLP will not be present at the Meeting.

                            SHAREHOLDER PROPOSALS


   Shareholder proposals intended to be presented at the next Annual Meeting of Shareholders and included in the Company's Proxy Statement relating to that meeting must be received by the Company at its executive offices not less than 120 days prior to the date corresponding to the date of the release of the Company's Proxy Statement to shareholders in connection with this Meeting. Accordingly, shareholder proposals to be presented at the 1998 Annual Meeting of Shareholders must be submitted to and received by the Company no later than December 19, 1997.

PROXY
                               JEFFBANKS, INC.
                THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD
                       OF DIRECTORS OF JEFFBANKS, INC.


               The undersigned hereby appoints Betsy Z. Cohen
             and Harmon S. Spolan, or either of them, as and for his proxies, each with the power to appoint such proxy's substitute, and hereby authorizes them, or either of them, to vote all of the shares of Common Stock of JeffBanks, Inc. held of record by the undersigned on April 3, 1997 at the Annual Meeting of Shareholders of JeffBanks, Inc. to be held Thursday, May 22, 1997 and at any and all adjournments thereof as follows:

                          * FOLD AND DETACH HERE *

                                                                    _________
                                                       Please mark  |       |
                                                       your votes   |   X   |
                                                         as this    |_______|


1. ELECTION OF DIRECTORS.
   The nominees for election are Edward E. Cohen, James R. Sibel, and
   P. Sherrill Neff.
                                                                I plan to attend
                                                                  the meeting
                                                                      |_|

   FOR all nominees     Withhold authority to    To withhold authority to vote
   listed above         vote for all nominees    for any individual nominee,
   (except as marked    listed above             write that nominee's name
   to the contrary                               in the space provided below.
   at the right)
      |_|                     |_|                ------------------------------

 2. RATIFICATION OF SELECTION OF GRANT
    THORNTON LLP AS INDEPENDENT
    AUDITORS OF THE COMPANY FOR FISCAL
    1997.
  FOR       AGAINST     ABSTAIN

  |_|         |_|         |_|

                                        This proxy, when properly executed, will be voted in the manner described herein by the undersigned. If no direction is made, this proxy will be voted FOR all nominees listed and FOR the ratification of Grant Thornton LLP. Please sign exactly as your name appears on this proxy card. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


Signature ___________________________________________________ Date _____________
           PLEASE MARK, SIGN, DATE AMD RETURN THE PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.

                          * FOLD AND DETACH HERE *